CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

John Hancock Fund III:

We consent to the use of our report dated May 20, 2008, on the Rainier Large Cap Growth Equity Fund, incorporated herein by reference, and to the references to our firm under the headings “Experts” in the proxy statement/prospectuses and “Pro Forma Financial Information” in the statement of additional information.

/s/ KPMG LLP

Los Angeles, California

July 25, 2008